Exhibit 10.12

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of August 1, 2003, is by and between Zale Delaware, Inc. (the “Company”), and Mark R. Lenz (the “Executive”).

     WHEREAS, the Executive and the Company desire to enter into an employment agreement which sets forth the terms and conditions of the Executive’s employment with the Company.

     NOW, THEREFORE, in consideration of the foregoing recital, of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.     Employment. The Executive agrees to continue in the employment of the Company, and the Company agrees to employ the Executive, on the terms and conditions set forth in this Agreement. The Executive agrees during the Term (as hereinafter defined) to devote his full time efforts, skills and abilities to the performance of his duties as stated in this Agreement and to the furtherance of the Company’s business. As consideration for this Agreement and specifically in consideration for the promises described in Section 8, the Company promises to provide the Executive with confidential and proprietary information and trade secrets, the receipt and sufficiency of which the Executive acknowledges, including, without limitation, Trade Secrets (as defined below) belonging to the Company for use in the performance of the Executive’s duties for the Company. The Executive’s job title will be Group Senior Vice President and Chief Financial Officer of the Company and his duties will be those designated from time to time by the Chief Executive Officer (“CEO”) and/or Board of Directors of the Company (“Board”). The Executive further agrees to serve, without additional compensation, as an officer or director, or both, of any subsidiary, division or affiliate of the Company or any other entity in which the Company holds an equity interest, provided, however, that (a) the Company shall indemnify the Executive from liabilities in connection with serving in any such position to the same extent as his indemnification rights pursuant to the Company’s Certificate of Incorporation, Bylaws and applicable Delaware law, and (b) such other position shall not materially detract from the responsibilities of the Executive pursuant to this Section 1 or his ability to perform such responsibilities.

     2.     Compensation.

          (a) Base Salary. During the term of the Executive’s employment with the Company pursuant to this Agreement, the Company shall pay to the Executive as compensation for his services an annual base salary of not less than $250,000 payable bi-weekly (“Base Salary”). The Executive’s Base Salary will be payable in arrears in accordance with the Company’s normal payroll procedures and will be reviewed annually and subject to adjustment at the discretion of the CEO and/or the Board or an authorized committee or representative thereof.

          (b) Incentive Bonus. The Executive’s incentive compensation program during the term of his employment under this Agreement shall be determined under the Company’s Executive Bonus Program, established by the Board in its discretion. The Executive is eligible to receive up to 65% of his Base Salary in accordance with the terms and conditions of the Executive Bonus Program.

          (c) Vacation. The Executive shall be entitled to a reasonable vacation of three (3) paid weeks each fiscal year during the term of his employment under this Agreement in accordance with the Company’s vacation policy. Any additional vacation shall be approved in the sole discretion of the Executive’s supervisor.

          (d) Executive Perquisites. The Executive shall be entitled during the term of his employment under this Agreement to receive such executive perquisites and fringe and other benefits as are provided to similarly situated executives and their families under any of the Company’s plans and/or programs in effect from time to time and such other benefits as are customarily available to executives of the Company and their families.

          (e) Tax Withholding. The Company has the right to deduct from any compensation payable to the Executive under this Agreement social security (FICA) taxes and all federal, state, municipal or other such taxes or charges as may now be in effect or that may hereafter be enacted or required.

     3.     Term. Unless sooner terminated pursuant to Section 4 of this Agreement, the term of the Executive’s employment under this Agreement shall commence as of the date hereof and shall continue for three (3) years thereafter up to and including July 31, 2006 (the “Term”). Following the expiration of the Term, the Executive’s employment shall continue at-will unless a new employment agreement is negotiated and executed.

     4.     Early Termination. The Term may be terminated prior to the expiration date specified in Section 3 under the following circumstances:

          (a) Death. The Executive’s employment under this Agreement shall terminate upon the death of the Executive.

          (b) Termination for Cause. The Company may terminate the Executive’s employment at any time for “Cause” (as hereinafter defined) by delivering a written termination notice to the Executive. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) the Executive is convicted of a felony or a crime involving moral turpitude;

(ii) the Executive commits an act constituting fraud, deceit or material misrepresentation with respect to the Company;

(iii) the Executive embezzles funds or assets from the Company;

(iv) the Executive’s use of any alcoholic, controlled or illegal substance or drug at work or otherwise such that, in the Company’s sole discretion, the Executive’s job performance is impaired;

(v) in the Company’s sole discretion, the Executive commits any negligent or willful act or omission in the performance of his duties or the exercise of his responsibilities; or

(vi) in the Company’s sole discretion, the Executive commits any negligent or willful act or omission that causes damage (by reason, without limitation, of financial exposure or loss, damage to reputation or goodwill, or exposure to civil or criminal penalties or other prosecutorial action by any governmental authority) to the Company or any parent or subsidiary corporation thereof.

or

          (c) Termination Without Cause. The Company may also terminate the Executive’s employment at any time for any reason other than for Cause by delivering a written termination notice to the Executive.

          (d) Termination by the Executive. The Executive may terminate his employment at any time by delivering a written termination notice to the Company and such termination shall be deemed a “Termination Reason” for any of the following reasons:

(i) a material reduction by the Company in the Executive’s Base Salary unless such reduction is the result of (A) a business judgment made by the Company in its sole discretion, or (B) the Executive’s failure to meet pre-established and objective performance criteria;

(ii) Company’s principal executive offices shall be moved to a location outside the Dallas/Fort Worth, Texas Metroplex area or the Executive is required to be based anywhere other than the Company’s principal executive offices; and

(iii) the assignment to the Executive by the Company of duties materially inconsistent with, or the material reduction of the powers and functions associated with, the Executive’s position, duties, responsibilities and status with the Company or a material adverse change in the Executive’s titles or offices, unless such action is the result of the Executive’s failure to meet preestablished and objective performance criteria, or in lieu of termination by the Company of the Executive’s employment for the Executive’s Disability pursuant to Section 4(e) below.

          (e) Termination Following Disability. In the event that in the Company’s sole discretion, the Executive becomes mentally or physically impaired or disabled and is unable to perform his duties and responsibilities hereunder for a period of at least one hundred twenty (120) days in the aggregate during any one hundred fifty (150) consecutive day period (a “Disability Event”), the Company may terminate the Executive’s employment under this Agreement by delivering a written termination notice to the Executive.

          (f) Payments/Deductions. Following any expiration or termination of the Executive’s employment under this Agreement, and in addition to any amounts owed pursuant to Section 5 hereof, the Company shall pay to the Executive all amounts earned by the Executive hereunder up to the date of such expiration or termination. The Executive agrees that any advances to the Executive by the Company outstanding at the time of the expiration or termination of the Executive’s employment under this Agreement may be deducted from his wages, including his final paycheck and/or any severance owed to Executive.

     5.     Rights of Executive Upon Termination. Subject to the Executive’s adherence to the terms of this Agreement, including but not limited to the non-competition, no-hire/non-solicitation and non-disclosure provisions set forth below, the Executive shall be entitled to receive the following benefits in the event his employment is terminated pursuant to Section 4 above prior to the expiration of the Term specified in Section 3 above.

          (a) Death. In the event that the Executive’s employment is terminated upon the occurrence of his death as provided in Section 4(a), the Company shall continue to pay, in accordance with its normal payroll procedures, the Base Salary to the Executive’s estate for a period of twelve (12) months after the date of the Executive’s death.

          (b) Termination for Cause. In the event that the Executive’s employment is terminated by the Company for Cause as provided in Section 4(b) or by the Executive without a “Termination Reason” as provided in Section 4(d), the Executive shall not thereafter be entitled to any further compensation from the Company.

          (c) Termination without Cause or by the Executive. In the event the Company terminates the Executive’s employment without Cause as provided in Section 4(c) or the Executive terminates his employment for a “Termination Reason” as provided in Sections 4(d)(i), 4(d)(ii) or 4(d)(iii), then the Executive shall be entitled to the following:

(i) Severance. The Company shall continue to pay (in accordance with its normal payroll procedures) the Base Salary to the Executive (or the Executive’s estate if the Executive dies after termination of employment) for the greater of (i) the remainder of the Term or (ii) the period for which the Executive would be entitled to severance under the Company’s severance policy in existence at the time of the Executive’s termination (“Severance Period”).

(ii) Benefits. During the first twelve (12) months of the Severance Period or if the Severance Period is less than twelve (12) months, until the end of the Severance Period, the Executive shall continue to receive the fringe benefits provided under Sections 2(b) and 2(d) hereof, provided that the continued participation of the Executive under any benefit plan including, without limitation, group healthcare, dental and life insurance is possible under the general terms and provisions of such plans. If the Executive’s participation in any such plan is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plan or, alternatively at the option of the Company, reimburse the Executive for the reasonable actual costs of purchasing in the marketplace substantially similar benefits; provided, however, that in either case the Executive shall pay to the Company, or provide a credit against the Company’s reimbursement obligation for, the amount equal to the premiums, or portion thereof, that the Executive was required to pay to maintain such benefits prior to the date of termination of employment. Notwithstanding anything to the contrary contained herein, the Executive shall be entitled to participate in the Company’s Executive Car Program in effect for the Executive immediately prior to the Severance Period only until the earlier of (x) the second anniversary of the Executive’s then current car lease, or (y) the end of the Severance Period. The Executive shall return any Company vehicle provided to him under the Executive Car Program to the Company or its designee upon the expiration of his Executive Car Program benefits as described in the foregoing sentence.

(iii) Offset. The payments which would have been due and payable in accordance with Section 5(c)(i) hereof shall be reduced by an amount equal to any amounts that the Executive receives in connection with any other employment during the Severance Period. Any fringe benefits received by or available to the Executive in connection with any other employment that are reasonably comparable, but not necessarily as financially or otherwise beneficial to the Executive as the fringe benefits then being provided by the Company pursuant to Section 5(c)(ii) hereof, shall be deemed to be the equivalent thereof and shall terminate the Company’s responsibility to continue providing the fringe benefits then being provided by the Company pursuant to Section 5(c)(ii) hereof.

          (d) Termination Following Disability. In the event that the Executive’s employment is terminated due to a Disability Event as provided in Section 4(e), the Executive shall be entitled to continue to receive his salary and benefits (subject to the conditions regarding such benefits specified in Section 5(c)(ii) and 5(c)(iii) above) under Section 2 of this Agreement for a period of twelve (12) months after the date of such termination.

          (e) Complete Compensation. Except as specifically provided for in this Section 5 and Section 4(f) above, the Executive shall be entitled to no additional salary, benefits or other compensation following the termination of his employment.

     6.     Effect of Change of Control.

          (a) If within two (2) years following a “Change of Control” (as hereinafter defined), the Executive terminates his employment with the Company for Good Reason (as hereinafter defined) or the Company terminates the Executive’s employment for any reason other than Cause or disability, the Company shall pay to the Executive:

(i) an amount equal to three (3) times the Executive’s Base Salary as of the date of termination;

(ii) an amount equal to three (3) times the average annual cash bonus paid to the Executive for the two (2) fiscal years immediately preceding the date of termination;

(iii) all benefits under the Company’s various benefit plans, including group healthcare, dental, life and the Company’s Executive Car Program for the period equal to thirty-six (36) months from the date of termination, provided that the continued participation of the Executive is possible under the general terms and provisions of such plans. If the

Executive’s participation in any such plan is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plan or, alternatively at the option of the Company, reimburse the Executive for the reasonable actual costs of purchasing in the marketplace substantially similar benefits; provided, however, that in either case the Executive shall pay to the Company, or provide a credit against the Company’s reimbursement obligation for, the amount equal to the premiums, or portion thereof, that the Executive was required to pay to maintain such benefits prior to the date of termination of employment. Further, any insurance or other benefits and benefits coverage provided pursuant hereto shall be limited and reduced to the extent such coverage or benefits are otherwise provided by or available from any other employer of the Executive; and

(iv) a lump sum payment equal to the actuarial equivalent (determined by the Company in good faith with assistance of its accountants or actuaries), of the benefit which would have accrued under the Zale Delaware, Inc. Supplemental Executive Retirement Plan (“SERP”) if:

(1) the Executive remained a participant in the SERP for the three (3) year period commencing on the first day of the SERP’s plan year (“Plan Year”) in which the Executive’s employment with the Company terminated (“Measurement Period”);

(2) during each Plan Year in the Measurement Period the Executive earned benefit points equal to the highest number of the benefit points earned by such Executive in a Plan Year during the three (3) year period ending on the last day of the Plan Year immediately preceding the Plan Year in which his employment with the Company terminated; and

(3) the Executive’s final average pay during the Measurement Period is the greater of his monthly Base Salary on the date of (a) a Potential Change of Control, (b) the Change of Control or (c) the date of his termination of employment.

          (b) “Change of Control” shall mean the date as of which:

(i) there shall be consummated:

(1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

(2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

(ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% of the Company’s outstanding common stock; or

(iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the entire board of directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          (c) “Good Reason” shall mean any of the following actions taken by the Company without the Executive’s written consent after a Change of Control:

(i) the assignment to the Executive by the Company of duties materially inconsistent with, or the material reduction of the powers and functions associated with, the Executive’s position, duties, responsibilities and status with the Company immediately prior to a Change of Control or Potential Change of Control (as defined below), or a material adverse change in the Executive’s titles or offices as in effect immediately prior to a Change of Control or Potential Change of Control, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of his employment (A) by the Company for Disability or Cause or as a result of the Executive’s death or (B) by the Executive other than for the reasons set forth in this section (6)(c)(i)-(vii);

(ii) a reduction by the Company in the Executive’s Base Salary as in effect on the date of a Change of Control or Potential Change of Control;

(iii) the Company’s principal executive offices shall be moved to a location outside the Dallas/Fort Worth, Texas Metroplex area;

(iv) the Company shall require the Executive to be based anywhere other than at the Company’s principal executive offices or the location where the Executive is based on the date of a Change of Control or Potential Change of Control, or if the Executive agrees to such relocation, the Company fails to reimburse the Executive for moving and all other expenses incurred with such move;

(v) the Company shall fail to continue in effect any Company-sponsored plan that is in effect on the date of a Change of Control or Potential Change of Control, that provides (A) incentive or bonus compensation, (B) reimbursement for reasonable expenses incurred by the Executive in connection with the performance of duties with the Company, and (C) pension benefits such as a Code Section 401(k) plan;

(vi) any material breach by the Company of any provision of this Agreement; and

(vii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company effected in accordance with the provisions of this Section 6.

          (d) “Potential Change of Control” shall mean the date as of which:

(i) the Company enters into an agreement the consummation of which, or the approval by shareholders of which, would constitute a Change of Control;

(ii) proxies for the election of Directors of the Company are solicited by anyone other than the Company;

(iii) any person (including, but not limited to, any individual, partnership, joint venture, corporation, association or trust) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; or

(iv) any other event occurs which is deemed to be a Potential Change of Control by the Board and the Board adopts a resolution to the effect that a Potential Change of Control has occurred.

          (e) In the event that:

(i) the Executive would otherwise be entitled to the compensation and benefits described in Section 6(a) hereof (“Compensation Payments”); and

(ii) the Company determines, based upon the advice of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, that, as a result of such Compensation Payments and any other benefits or payments required to be taken into account under Code Section 280G(b)(2)(“Parachute Payments”), any of such Parachute Payments would be reportable by the Company as “excess parachute payments,” such Compensation Payments shall be reduced to the extent necessary to cause the Executive’s Parachute Payments to equal 2.99 times the “base amount” as defined in Code Section 280G(b)(3) with respect to such Executive. However, such reduction in the Compensation Payments shall be made only if, in the opinion of the Company, based upon the advice of such tax counsel, it would result in a larger Parachute Payment to the Executive than payment of the unreduced Parachute Payments after deduction of tax imposed on and payable by the Executive under Section 4999 of the Code (“Excise Tax”). The value of any non-cash benefits or any deferred payment or benefit for purposes of this paragraph shall be determined by the Company’s independent auditors.

          (f) Unless the Company determines that any Parachute Payments made hereunder must be reported as “excess parachute payments” in accordance with Section 6(e) above, neither party shall file any return taking the position that the payment of such benefits constitutes an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

          (g) The parties hereto agree that the payments provided under Section 6(a), as may be adjusted pursuant to Section 6(e), are reasonable compensation in light of the Executive’s services rendered to the Company.

     7.     Complete Release. The Executive acknowledges and agrees that he will not receive any of the payments described in Sections 5 and 6 above unless the Executive signs and returns to the Company a full and complete release of any and all claims that the Executive or his estate, heirs or assigns may have against the Company, its subsidiaries and affiliates and its and their officers, directors, employees and agents in a form acceptable to and provided by the Company at or around the time of the Executive’s termination.

     8.     Non-Competition. As a material inducement for the Company’s promise to provide the trade secrets and confidential and proprietary information described in Section 10 below, the Executive agrees that during the Term and for a period of three (3) years from the date of termination or cessation of the Executive’s employment with the Company for any reason whatsoever, he will not, directly or indirectly, compete with the Company by providing services to any other person, partnership, association, corporation, or other entity that is in a “Competing Business.” As used herein, a “Competing Business” is any business that engages in the specialty retail sale of jewelry in the United States and/or Puerto Rico, and the Executive’s employment function or affiliation with the Competing Business is directly or indirectly related to such business of jewelry. The restrictions contained in this Section 8 shall be tolled on a day-for-day basis for each day during which the Executive participates in any activity in violation of such restrictions. The parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 8 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

     9.     No Hire/Non-Solicitation of Employees. During the Term and for a period of three (3) years after the termination or cessation of his employment with the Company for any reason whatsoever, the Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, (a) directly, indirectly, or through a third party hire or cause to be hired; (b) directly, indirectly or through a third party solicit; or (c) in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates to leave the employment of the Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained concerning the names and addresses of the Company’s employees. The restrictions contained in this Section 9 shall be tolled on a day-for-day basis for each day during which the Executive participates in any activity in violation of such restrictions. The parties agree that the above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 9 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

     10.     Nondisclosure of Trade Secrets. The Company promises to disclose to the Executive and the Executive acknowledges that in and as a result of his employment by the Company, he will receive, make use of, acquire, have access to and/or become familiar with various trade secrets and proprietary and confidential information of the Company, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, financial information, sales reports, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business, identities, locations, performance and compensation levels of employees and other confidential information (collectively, “Trade Secrets”) which are owned by the Company, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which the Company, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. The Executive acknowledges and agrees that the Trade Secrets:

          (a) are secret and not known in the industry;

          (b) give the Company or its subsidiaries or affiliates an advantage over competitors who do not know or use the Trade Secrets;

          (c) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and

          (d) are valuable, special and unique assets of the Company or its subsidiaries or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or its subsidiaries or affiliates.

          The Executive promises not to use in any way or disclose any of the Trade Secrets and confidential and proprietary information, directly or indirectly, either during or after the Term, except as required in the course of his employment under this Agreement, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession, will remain the exclusive property of the Company and may not be removed from the premises of the Company under any circumstances without the prior written consent of the Company (except in the ordinary course of business during the Executive’s period of active employment under this Agreement), and in any event must be promptly delivered to the Company upon termination of the Executive’s employment with the Company. The Executive agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, whether received during or after the term of the Executive’s employment with the Company, the Executive shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Company. For this purpose, the Executive irrevocably nominates and appoints the

Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in the Executive’s name, place and stead to perform any act that the Executive might perform to defend and protect against any disclosure of any Trade Secrets.

     The parties agree that the above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure shall not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 10 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

     11.     Executive Representations and Agreements. The Executive agrees that the Executive and the Company are engaged in a highly competitive business and, due to the Executive’s position with the Company and the nature of the Executive’s work, the Executive’s engaging in any business which is competitive with that of the Company will cause the Company great and irreparable harm. The Executive represents and warrants that the time, scope and geographic area restricted by the foregoing paragraph(s) pertaining to no hire/non-solicitation, non-competition, confidentiality and nondisclosure are reasonable, that the enforcement of the restrictions contained in the foregoing paragraphs would not be unduly burdensome to the Executive, and that the Executive will be able to earn a reasonable living while abiding by the terms included herein. The Executive agrees that the restraints created by the covenants in the foregoing paragraph(s) pertaining to no hire/non-solicitation, non-competition, confidentiality and nondisclosure are no greater than necessary to protect the legitimate interests of the Company, including its confidential business or proprietary information and trade secrets, including but not limited to, the Trade Secrets. Similarly, the Executive agrees that the need of the Company for the protection afforded by the covenants of the foregoing paragraphs pertaining to no hire/non-solicitation, non-competition, confidentiality and nondisclosure are not outweighed by either the hardship to the Executive or any injury likely to the public. The Executive agrees that any breach by him of the foregoing provisions pertaining to no hire/non-solicitation, non-competition, confidentiality and nondisclosure will entitle the Company to discontinue any payments specified in Sections 2, 5 or 6, above, for which the Executive might be eligible based on the terms of those Sections. Notwithstanding the suspension or discontinuation of any such payments, the Executive agrees that the Company is entitled to insist on full compliance by the Executive with the full terms, including time periods, described in his promises not to hire/solicit, compete or disclose confidential information or Trade Secrets. Any delay by the Company in discontinuing payment shall not be construed as a waiver of any rights to discontinue payment.

     12.     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never constituted a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or enforceable provision as may be possible and be legal, valid and enforceable.

     13.     Arbitration.

          (a) The parties agree that any controversy or claim (including all claims pursuant to common and statutory law) relating to this Agreement or arising out of the Executive’s employment with the Company, shall be resolved exclusively through arbitration pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). Any such arbitration proceeding shall take place in Dallas County, Texas. All disputes shall be resolved by a single arbitrator. The arbitrator will have the authority to award the same remedies, damages and costs that a court could award. The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision and any damages awarded. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision can be enforced under the Federal Arbitration Act.

          (b) As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, the Executive and the Company agree that the Company shall have the right to initiate an action in a court of competent jurisdiction in order to request temporary, preliminary and permanent injunctive or other equitable relief, including, without limitation, specific performance, to enforce the terms of Sections 8, 9, 10 or 11 or above without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond. However, nothing in this section should be construed to constitute a waiver of the parties’ rights and obligations to arbitrate regarding matters other than those specifically addressed in this paragraph.

          (c) Should a court of competent jurisdiction determine that the scope of any provision of this Section 13 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

     14.     Survival. The Executive acknowledges and agrees that this Agreement, including but not limited to Sections 8, 9, 10, 11, 12, 13, 15(a) and 15(d), shall survive the termination of the Executive’s employment under this Agreement for whatever reason. The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of the Executive contained in this Agreement, including but not limited to those contained in Sections 8, 9, 10, 11 and 13.

     15.     Miscellaneous.

          (a) Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other must be in writing and must be either:

(i) personally delivered;

(ii) mailed by registered or certified mail, postage prepaid with return receipt requested;

(iii) delivered by overnight express delivery service or same-day local courier service; or

(iv) delivered by telex or facsimile transmission, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 15(a):

If to the Company:	Zale Delaware, Inc.
901 W. Walnut Hill Lane
Irving, Texas 75038
Attention:Chief Executive Officer

with a copy to:	General Counsel

If to Executive:	Mr. Mark R. Lenz
3812 Hillwood Way
Bedford, Texas 76021

     Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt. Notices mailed within the continental United States are deemed given three business days after mailing. Notices delivered by telex or facsimile transmission are deemed given upon receipt by the sender of the answer back (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

          (b) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement.

          (c) Modification. No change or modification of this Agreement is valid or binding upon the parties, nor will any waiver of any term or condition in the future be so binding, unless the change or modification or waiver is in writing and signed by the parties to this Agreement.

          (d) Governing Law and Venue. The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties under this Agreement will be performable in Irving, Dallas County, Texas. This Agreement is governed by, and construed in accordance with, the laws of the State of Texas. If any action is brought to enforce or interpret this Agreement, venue for the action will be in Dallas County, Texas.

          (e) Counterparts. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitutes one document.

          (f) Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party shall bear its own costs and expenses.

          (g) Estate. If the Executive dies prior to the expiration of the Term or during a period when monies are owing to him, any monies that may be due him from the Company under this Agreement as of the date of his death shall be paid to his estate and as when otherwise payable.

          (h) Assignment. The Company shall have the right to assign this Agreement to its successors or assigns. The terms “successors” and “assigns” shall include any person, corporation, partnership or other entity that buys all or substantially all of the Company’s assets or all of its stock, or with which the Company merges or consolidates. The rights, duties and benefits to the Executive hereunder are personal to him, and no such right or benefit may be assigned by him.

          (i) Binding Effect. This Agreement is binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and permitted assigns.

          (j) Waiver of Breach. The waiver by the Company or the Executive of a breach of any provision of this Agreement by the Executive or the Company may not operate or be construed as a waiver of any subsequent breach.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By:	/s/ Mark R. Lenz

Mark R. Lenz

ZALE DELAWARE, INC.

	By:	/s/ Mary Forté

	Its:	President, CEO and Director